Exhibit 10.iii.n

SENIOR MANAGEMENT SEVERANCE AGREEMENT

This Senior Management Severance Agreement (“Agreement”) is made and entered into effective as of [ENTER DATE] (“Agreement Date”) between THE MOSAIC COMPANY (the “Company”), having its principal place of business in Minnesota, and [NAME IN ALL CAPS] (“Employee”), a resident of [ENTER CITY AND STATE], for the purpose of providing for certain benefits in the event of termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, according to the terms, conditions, and obligations set forth below.

RECITALS

WHEREAS, the Company has employed Employee as [ENTER TITLE] and Employee desires to serve in that capacity;

WHEREAS, as a further term and condition of Employee’s employment, the Company desires to provide Employee the opportunity to receive certain benefits upon termination of Employee’s employment by the Company without Cause or by Employee for Good Reason, according to the terms, conditions, and obligations set forth below;

WHEREAS, Employee understands that Employee’s receipt of such benefits depends on, among other things, Employee’s willingness to execute a General Release of Claims in favor of the Company upon termination and to agree to and abide by the non-disclosure, non-competition, and non-solicitation covenants contained in this Agreement; and

WHEREAS, Employee understands that nothing in this Agreement limits the Company’s right to terminate Employee’s employment at any time and for any reason.

NOW THEREFORE, in consideration of Employee’s employment with the Company and foregoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employee and the Company agree as follows.

AGREEMENT

1. Limited Right to Certain Benefits upon Termination. Nothing in this Agreement guarantees Employee’s continued employment with the Company or otherwise limits the Company’s right to terminate Employee’s employment at any time and for any reason. In the event of termination of Employee’s employment by the Company without Cause or by Employee for Good Reason (as each term is defined below), however, Employee shall be eligible to receive certain benefits, provided that, among other things, Employee executes a General Release of Claims in favor of the Company upon termination and abides by the non-disclosure, non-competition, and non-solicitation covenants contained in this Agreement. Such benefits are not available to Employee under this Agreement in the event of a termination by the Company with Cause, by the Employee without Good Reason, or due to the Employee’s death or disability.

2. Termination by Company with “Cause” Defined. In the event the Company terminates Employee’s employment for Cause, the Company’s obligations to Employee hereunder shall terminate, except as to amounts already earned by but unpaid to Employee as of the stated date of termination. Employee’s continuing obligations to the Company under this Agreement, however, shall remain in full force and effect, particularly with respect to non-disclosure, non-competition, and non-solicitation. For purposes of this Agreement, Cause means a good faith determination by the Company of an act or omission by Employee amounting to:

(i)	a material breach of any of Employee’s obligations to the Company under the terms of this Agreement;

(ii)	the gross neglect or willful failure or refusal of Employee to perform the duties of Employee’s position or such other duties reasonably assigned to Employee by the Company;

(iii)	any act of personal dishonesty taken by Employee and intended to result in substantial personal enrichment of Employee at the expense of the Company;

(iv)	any willful or intentional act that could reasonably be expected to injure the reputation, business, or business relationships of the Company or Employee’s reputation or business relationships;

(v)	perpetration of an intentional and knowing fraud against or affecting the Company or any customer, supplier, client, agent, or employee thereof; or

(vi)	conviction (including conviction on a nolo contendere, no contest, or similar plea) of a felony or any crime involving fraud, dishonesty, or moral turpitude.

3. Termination by the Company Due To Employee’s Death or Disability. Employee’s employment shall terminate immediately upon Employee’s death or upon a finding and declaration by the Company, determined in good faith and subject to applicable law, that Employee is unable to carry out Employee’s essential job functions to any substantial degree by reason of illness or disability. In either such case, the Company’s obligations to Employee hereunder shall terminate, except as to amounts already earned by but unpaid to Employee, as of that date. Employee’s continuing obligations to the Company under this Agreement, however, shall remain in full force and effect, particularly with respect to non-disclosure, non-competition, and non-solicitation.

4. Termination by the Company without Cause. The Company may elect to terminate Employee’s employment without Cause at any time, with or without prior notice to Employee, in which case Employee shall receive amounts already earned by but unpaid to Employee as of the stated date of termination and be eligible for the following additional benefits:

(a)	Employee shall receive an amount equal to Employee’s annual base salary in effect as of the date of termination, payable within thirty (30) days of Employee’s termination of employment in a lump sum, and subject to any required withholdings, deductions, and tax reporting requirements.

(b)	Employee shall receive a payout equal to Employee’s annual target bonus established for the bonus period in which Employee’s termination occurred, payable within thirty (30) days of Employee’s termination of employment in a lump sum, and subject to any required withholdings, deductions, and tax reporting requirements.

(c)	If a Company provided health and dental plan covers Employee at the time of termination of employment, the Company will, upon request of Employee, continue coverage under its medical and dental plans and the Employee will continue to pay employee contributions for such coverage as if an active employee until the earlier of: (i) the expiration of the one (1) year period following the date of termination or (ii) the date on which the Employee obtains such benefits pursuant to a subsequent employer’s coverage under the Consolidated Omnibus Budge Reconciliation Act of 1986, as amended (“COBRA”). Thereafter Employee may continue coverage at the full COBRA premium rates for the remaining COBRA period permitted by law. Employee must timely elect coverage and satisfy all enrollment and payment procedures established by Company as a prerequisite to the continuation of coverage under this Section 4(c) and to COBRA coverage.

(d)	The Company will pay Employee any unused earned vacation as of the date of Employee’s termination of employment.

(e)	The Company will offer Employee executive level outplacement services commensurate with Employee’s position and experience for a period no longer than twelve (12) months following Employee’s termination of employment or until Employee finds new employment, whichever occurs first. The cost of outplacement services furnished will be capped at a maximum of $25,000. Cash will not be paid in lieu of outplacement services. Employee shall be responsible for any individual tax consequences, if any, relating to the provision of these services.

(f)	The amount of any severance payable to Employee under Section 4 shall be reduced on a dollar-for-dollar basis by the amount of any other compensation or remuneration Employee receives from Company for work performed as an employee, independent contractor, or consultant during the twelve (12) months following Employee’s termination of employment.

(g)	Receipt of the base salary continuation, target bonus payout, and benefits continuation described in Section 4 above is contingent upon Employee first signing, and not rescinding or revoking, a General Release of Claims in favor of the Company, in a form acceptable to the Company, and also continuing to abide by all of Employee’s continuing obligations to the Company, particularly, but not exclusively, the non-disclosure, non-competition, and non-solicitation covenants contained in Section 8 of this Agreement.

5. Termination by the Employee with “Good Reason” Defined. Employee may terminate Employee’s employment with the Company for “Good Reason,” which, for purposes of this Agreement shall mean:

(a)	Employee receives a material demotion in status or duties; or

(b)	any requirement that Employee move his regular office to a location more than 50 miles from Employee’s Company office as of the Agreement Date;

Good Reason shall not exist if Employee expressly consents to such event in writing or Employee fails to object in writing to such event within sixty (60) of its effective date and the Company fails to cure such event within thirty (30) days after written notice from Employee, such notice to describe the basis for Employee’s claim of Good Reason and identify what reasonable actions would be required to cure such Good Reason. Employee agrees to continue to perform the duties of Employee’s position and to otherwise cooperate with the Company throughout this entire notice period. If Good Reason is not cured by the Company, Employee shall receive amounts already earned by but unpaid to Employee as of the effective date of termination and be eligible for the following additional benefits set forth in Section 4(a)-(g) above.

6. Termination by Employee without Good Reason. Employee may elect to terminate Employee’s employment at any time and for any reason, upon thirty (30) days prior written notice to the Company. Employee agrees to continue to perform the duties of Employee’s position and to otherwise cooperate with the Company throughout this entire notice period. The Company may, however, upon receiving such notice of termination, elect to make the termination effective at any earlier time during the notice period. In either case, salary and benefits shall be paid to Employee through Employee’s effective termination date only, and the Company shall have no further obligation to Employee. Employee’s continuing obligations to the Company under this Agreement, however, shall remain in full force and effect, particularly with respect to non-disclosure, non-competition, and non-solicitation.

7. Effect of a Change in Control. Upon a Change in Control of the Company, all unvested outstanding stock options, restricted stock, restricted stock units, or similar equity based awards granted to Employee shall immediately vest without any further act or requirement of Employee. For purposes of this Agreement, “Change in Control” shall mean any of the following:

(a)	Cargill, Incorporated, whether directly or through one or more of its subsidiaries (collectively, “Cargill”), transfers, in one or more transactions (and whether by means of a merger, consolidation, tender offer, stock sale or otherwise) a sufficient number of the shares of Common Stock of the Company (the “Common Stock”) that it beneficially owns such that the ability to elect a majority of the Board of Directors of the Company passes to a third party that is unaffiliated with Cargill;

(b)	Cargill’s beneficial ownership of Common Stock falls below fifty percent (50%) of the outstanding shares of Common Stock and another party that is unaffiliated with Cargill acquires, in one or more transactions (and whether by means of a merger, consolidation, tender offer, stock sale or otherwise), at least fifty percent (50%) ownership; or

(c)	Cargill (together with one or more of its affiliates, the “Cargill Group”) acquires, in one or more transactions (and whether by means of a merger, consolidation, tender offer, stock sale or otherwise), beneficial ownership of the outstanding shares of Common Stock that it does not currently beneficially own such that the Cargill Group’s aggregate beneficial ownership of the Company’s outstanding voting securities is at least 90%.

For purposes of clarity and notwithstanding anything else in this Section 7 to the contrary, nothing herein shall be construed as constituting a Change in Control if Cargill and/or its affiliates sells or distributes shares of the Company owned by such entities to Cargill’s stockholders provided that no single shareholder becomes a 50% or greater stockholder in the Company.

8. Non-Disclosure, Non-Solicitation, and Non-Competition Covenants. In consideration of the opportunity to receive certain benefits in the event of termination of employment by the Company without Cause, Employee agrees, both during Employee’s employment and following termination of this Agreement or termination of Employee’s employment by either party, at any time, for any reason, as follows:

(a)	Non-Disclosure.

(i)	Employee acknowledges that Employee has received and will continue to receive access to confidential and proprietary business information or trade secrets (“Confidential Information”) about the Company, that this information was obtained by the Company at great expense and is reasonably protected by the Company from unauthorized disclosure, and that Employee’s possession of this special knowledge is due solely to Employee’s employment with the Company. In recognition of the foregoing, Employee will not at any time during employment or following termination of employment for any reason, disclose, use or otherwise make available to any third party any Confidential Information relating to the Company’s business, including its products, production methods, and development; manufacturing and business methods and techniques; trade secrets, data, specifications, developments, inventions, engineering and research activity; marketing and sales strategies, information and techniques; long and short term plans; current and prospective dealer, customer, vendor, supplier and distributor lists, contacts and information; financial, personnel and information system information; and any other information concerning the business of the Company which is not disclosed to the general public or known in the industry, except for disclosure necessary in the course of Employee’s duties.

(ii)	Upon termination of employment with the Company, Employee shall deliver to a designated Company representative all records, documents, hardware, software, and all other Company property and all copies thereof in Employee’s possession. Employee acknowledges and agrees that all such materials are the sole property of the Company and that Employee will certify in writing to the Company at the time of termination that Employee has complied with this obligation.

(c)	Non-Solicitation.

(i)	Employee specifically acknowledges that the Confidential Information described in this Section 8 includes confidential data pertaining to current and prospective customers and dealers of the Company, that such data is a valuable and unique asset of the Company’s business and that the success or failure of the Company’s specialized business is dependent in large part upon the Company’s ability to establish and maintain close and continuing personal contacts and working relationships with such customers and dealers and to develop proposals which are specifically designed to meet the requirements of such customers and dealers. Therefore, during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee agrees that Employee will not, except on behalf of the Company or with the Company’s express written consent, solicit, either directly or indirectly, on his own behalf or on behalf of any other person or entity, any such customers and dealers with whom Employee had contact during the twenty-four (24) months preceding Employee’s termination of employment.

(ii)	Employee specifically acknowledges that the Confidential Information described in this Section 8 also includes confidential data pertaining to current and prospective employees and agents of the Company, and Employee further agrees that during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, the services of any person who is an employee or agent of the Company or solicit any of the Company’s employees or agents to terminate their employment or agency with the Company, except with the Company’s express written consent.

(iii)

Employee specifically acknowledges that the Confidential Information described in this Section 8 also includes confidential data pertaining to current and prospective vendors and suppliers of the Company, and Employee agrees that during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee will not directly or indirectly solicit, on his own behalf or on behalf of any other person or entity, any Company vendor or supplier for the purpose of either providing products or services to a business competitive with that of the Company, as described in Section 8(c)(i), or terminating or materially changing such vendor’s or supplier’s relationship or agency with the Company.

(iv)	Employee further agrees that, during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee will do nothing to interfere with any of the Company’s business relationships.

(c)	Non-Competition.

(i)	Employee covenants and agrees that during Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, he will not, in any geographic market in which Employee worked on behalf of the Company during the twenty-four (24) months preceding termination of employment for any reason, engage in or carry on, directly or indirectly, as an owner, employee, agent, associate, consultant or in any other capacity, a business competitive with that conducted by the Company. A “business competitive with that conducted by the Company” shall mean any business or activity involved in the design, development, manufacture, sale, marketing, production, distribution, or servicing of phosphate, potash, nitrogen, fertilizer, or crop nutrition products, or any other significant business in which the Company is engaged in or preparing to engage in as of the date of Employee’s termination of employment. To “engage in or carry on” shall mean to have ownership in such business (excluding ownership of up to 1% of the outstanding shares of a publicly-traded company) or to consult, work in, direct or have responsibility for any area of such business, including but not limited to the following areas: operations, sales, marketing, manufacturing, procurement or sourcing, purchasing, customer service, distribution, product planning, research, design or development.

(ii)	During Employee’s employment with the Company and for the twelve (12) months following termination of employment for any reason, Employee certifies and agrees that he will notify the president of the Company of his employment or other affiliation with any potentially competitive business or entity prior to the commencement of such employment or affiliation. Employee may make a written request to the CEO/President for modification of this non-competition covenant; the president will determine, in his sole discretion, if the requested modification will be harmful to the Company’s business interests; and the CEO/President will notify Employee in writing of the terms of any permitted modification or of the rejection of the requested modification.

9. Company Remedies. Employee acknowledges and agrees that the restrictions and agreements contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company, that the services to be rendered by Employee as an employee of the Company are of a special, unique and extraordinary character, that it would be difficult to replace such services and that any violation of Section 8 of this Agreement would be highly injurious to the Company, that Employee’s violation of any provision of Section 8 of this Agreement would cause Employer irreparable harm that would not be adequately compensated by monetary damages and that the remedy at law for any breach of any of the provisions of Section 8 will be inadequate. Employee further acknowledges that Employee has requested, or has had the opportunity to request, that legal counsel review this Agreement, and having exhausted such right, agrees to the terms herein without reservation. Accordingly, Employee specifically agrees that The Company shall be entitled, in addition to any remedy at law or in equity, to preliminary and permanent injunctive relief and specific performance for any actual or threatened violation of this Agreement and to enforce the provisions of Section 8 of this Agreement, and that such relief may be granted without the necessity of proving actual damages and without necessity of posting any bond. This provision with respect to injunctive relief shall not, however, diminish the right to claim and recover damages, or to seek and obtain any other relief available to it at law or in equity, in addition to injunctive relief.

10. Governing Law. This Agreement shall be governed by and construed under Minnesota law, without regard to its conflict of laws principles. In the event that any provision of this Agreement is held unenforceable, such provision shall be severed and shall not affect the validity or enforceability of the remaining provisions. In the event that any provision is held to be overbroad, such provision shall be deemed amended to narrow its application to the extent necessary to render the provision enforceable according to applicable law.

11. Application of § 409A of Internal Revenue Code. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall be interpreted and applied consistent with § 409A of the Internal Revenue Code and any guidance issued by the United States Treasury Department thereunder.

12. Jurisdiction and Venue. The parties agree that any litigation in any way relating to this Agreement shall be venued in either federal or state court in Minnesota, and Employee hereby consents to the personal jurisdiction of these courts and waives any objection that such venue is inconvenient or improper.

13. Entire Agreement. This Agreement contains the entire understanding and agreement of the Employee and the Company with respect to these matters and supersedes any previous agreements or understandings, whether written or oral, between them on the same subjects.

14. Survival. The covenants contained in Section 8 of this Agreement shall remain in full force and effect after the termination of Employee’s employment with the Company. Employee and the Company acknowledge and understand that, unless expressly stated above, Employee’s obligations hereunder shall not be affected by the reasons for, circumstances of, or identity of the party who initiates the termination of Employee’s employment with the Company.

15. No Waiver. The Company’s waiver or failure to enforce the terms of this Agreement in one instance shall not constitute a waiver of its rights under the Agreement with respect to other violations.

16. Assignment. This Agreement shall be binding upon the legal representatives of Employee. This Agreement may be transferred, in whole or in part, by the Company to its successors and assigns, and the rights and obligations of this Agreement shall be binding upon and inure to the benefit of any successors or assigns of the Company, and Employee will remain bound to fulfill Employee’s obligations hereunder. Employee may not, however, transfer or assign his rights or obligations under this Agreement.

17. Read and Understood. Employee has read this Agreement carefully and understands each of its terms and conditions. Employee has sought independent legal counsel of Employee’s choice to the extent Employee deemed such advice necessary in connection with the review and execution of this Agreement.

18. Dispute Resolution. Except or otherwise stated in Section 9 of this Agreement, the parties agree that any disputes arising under this Agreement will be resolved under the Mosaic Employment Dispute Resolution Program.

19. Sunset Provision. Except for the covenants contained in Section 8, which shall survive termination of this Agreement according to their own terms, this Agreement shall be reviewed by the Company One-Hundred Eighty (180) days prior to the fifth (5th) anniversary of the Agreement Date to determine whether the Agreement should be renewed, modified or terminated. Unless expressly renewed or modified by the Company in writing, this Agreement shall automatically expire on the fifth (5th) anniversary of the Agreement Date.

IN WITNESS WHEREOF, the parties have executed this Severance Agreement effective as of the Agreement Date set forth above.

Employee

THE MOSAIC COMPANY

By:
Its: